UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

Bulldog Investors General Partnership

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bulldog Investors General Partnership, Park 80 West
Plaza Two, Suite 750, Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097
info@bulldoginvestors.com

June 13, 2008

Dear Fellow Shareholder of Insured Municipal Income Fund:

We represent a group of shareholders that own almost 7% of the outstanding common shares of Insured Municipal Income Fund.

Since its launch in 1993 the Fund’s common shares have persistently traded at a discount to their net asset value (NAV).  We think fifteen years is long enough and that shareholders deserve an opportunity to finally realize NAV.  To make matters worse, liquidity has recently dried up for preferred shareholders as a result of the failure of the weekly auctions.

If the Fund open-ends, preferred shareholders will gain liquidity because their shares will be redeemed at $25,000 per share plus accrued interest.  After that, the common shares would become redeemable at NAV.  That is a win-win outcome.  Consequently, in February we wrote to the board stating: “It is now absolutely clear that open-ending or liquidation of the Fund would provide a benefit to both the common and the APS shareholders.”  In our letter, we offered to meet with the board to discuss open-ending.  The board responded by telling us that it was on top of the problem and did not need any advice.

After hearing nothing more from the board and faced with its inaction, on April 9, 2007, more than three months before the shareholder meeting, we sent the board another letter.  In it we advised the board that we intended to submit a proposal at the meeting to open-end the Fund and would nominate directors that would abide by the will of the shareholders.  We again asked the board to meet with us to discuss the advantages and disadvantages of open-ending the Fund.  This time the board did not even give us the courtesy of a response.

Consequently, we are now soliciting your proxy with the goal of open-ending the Fund so that both common and preferred shareholders can exit at full value.   However, the board has apparently taken the position that the three-month advance notice we gave is not enough time to prepare for a proxy contest.  Consequently it may try to hold the meeting but not permit shareholders to vote on our open-ending proposal or to vote for our nominees.  Specifically, the board may determine to use your proxy to establish a quorum at the meeting but not to allow it to be voted in accordance with your instructions.

In our view, this dirty trick is an outrageous breach of fiduciary duty.  Ironically, Meyer Feldberg, a director of the Fund, is a Professor at Columbia University who teaches ethics.  He should be ashamed of himself.  It is completely unethical for the board to use the election machinery for the primary purpose of preserving their positions and to frustrate a shareholder vote.  This is not Zimbabwe.  Shareholders should be able to vote for the nominees of their choice and on any proposals presented at the meeting.

Why would the incumbent directors not want to have a fair meeting?  We suspect the reason is that they fear that many shareholders are as fed up with their inaction as we are and may well oust them if given the opportunity to do so.

That is understandable.  But why would the incumbent directors resist open-ending?  Why would they stoop to not even allowing a shareholder vote on open-ending?  Although open-ending the Fund would be beneficial to both the common and preferred shareholders to whom the directors have a fiduciary duty, you should know that the directors owe their positions to UBS.  For the year ended March 31, 2007 UBS, the Fund’s investment advisor and administrator, earned about $4.6 million (before waivers) from the Fund for services.  If it open-ends, the size of the Fund will likely shrink and so will UBS’ fees.  Last year the directors each made between $135,000 and $219,000 from the UBS Fund complex.  Thus, even though they are supposed to be looking out solely for our interests, the incumbents are unlikely to support a measure that would hurt UBS -- like open-ending the Fund.  By the way, the brokerage arm of UBS has been charged with deceiving numerous investors to whom it sold auction rate securities and who are suffering from a similar lack of liquidity as are the Fund’s preferred shareholders.

Interestingly, while each of the incumbent directors has a significant investment in other UBS-managed funds, none of them has invested a penny in Insured Municipal Income Fund.  Therefore, they will not benefit at all if the Fund open-ends and the discount disappears.  The board’s loyalty to UBS combined with its lack of any personal economic interest in the Fund has led to a classic conflict of interest.  Unfortunately, it appears the incumbent directors have chosen to align themselves with their benefactors at UBS rather than the shareholders whom they are supposed to serve.

Unlike the incumbent directors, we pledge to always respect the will of the shareholders.  That is why we are giving you the opportunity to choose not only to vote to open-end the Fund and to elect directors that will honor your wishes but also to refuse to have your proxies cynically misused by the incumbents to establish a quorum.  The board needs to know that its anti-democratic Robert Mugabe-like tactics are unacceptable and that you demand that they honor your voting instructions.

Please vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name.  Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.

Very truly yours,

Phillip Goldstein

PROXY STATEMENT OF BULLDOG INVESTORS GENERAL PARTNERSHIP
IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
INSURED MUNICIPAL INCOME FUND INC. AT THE ANNUAL MEETING OF
SHAREHOLDERS ON JULY 17, 2008

Bulldog Investors General Partnership (“BIGP”) is sending this proxy statement and the enclosed GREEN proxy card to stockholders of Insured Municipal Income Fund Inc. (the “Fund”) of record as of May 16, 2008.  We are soliciting a proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) which is scheduled for July 17, 2008.  Please refer to the Fund’s proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of Directors.  This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about June 13, 2008.

INTRODUCTION

The Fund has scheduled one matter to be voted upon at the Meeting: (1) the election of six directors.  In addition, we intend to submit a shareholder proposal to open-end the Fund. We are soliciting a proxy to vote your shares (1) FOR the election of our six nominees as Directors and (2) FOR the shareholder proposal.

REASONS FOR THE SOLICITATION

The Fund’s common shares have long traded at a sizeable discount to net asset value.  In addition, shareholders of the Fund’s auction preferred shares (“APS”) are suffering from illiquidity as a result of the breakdown of the auction mechanism.  Open-ending or liquidating the Fund would afford both classes of shareholders with an opportunity to realize the full value of their investment.  We have asked the board to meet with us to discuss the advantages and disadvantages of open-ending the Fund but it has ignored our request.  Consequently, we are seeking to elect directors that will consider open-ending the Fund if the open-ending proposal is supported by shareholders.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us and unless you direct otherwise your shares will be voted FOR the election of the nominees named below and FOR the shareholder proposal to enable shareholders to realize net asset NAV for their shares.  In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

VOTING REQUIREMENTS

A quorum is a majority of the total shares outstanding.  In addition, for the election of the two directors to be elected solely by the Fund’s APS a quorum is a majority of the APS outstanding.  A plurality of the votes cast is sufficient to elect a director.  The common and APS shareholders voting together will elect four directors and the APS shareholders voting separately will elect two directors.  Approval of the open-ending proposal requires the affirmative vote of a majority of the votes cast by all shareholders.  Abstentions will be ignored in determining the votes cast with respect to the shareholder proposal and since this is a contested solicitation, we do not expect any broker non-votes.

REVOCATION OF PROXIES

You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting.  Attendance at the Meeting will not in and of itself revoke a proxy.  There is no limit on the number of times you may revoke your proxy before it is exercised.  Only your latest dated proxy will be counted.

ADVANCE NOTICE DISPUTE

We notified the Fund of our intent to submit nominations and an open-ending proposal more than three months before the Meeting.  Nevertheless, we believe that the board of directors may attempt to prevent us from presenting our nominations or open-ending proposal at the Meeting by claiming that we failed to comply with certain advance notice requirements unilaterally adopted by the board.  The enforcement of similar advance notice requirements by other companies has been declared illegal if the requirements are unclear, if the time between the notification deadline and the shareholder meeting is unreasonably long, if the deadline is not waived if a material event occurs after the deadline, and most importantly, if the board’s primary purpose in adopting or enforcing the requirements is to frustrate or impede a shareholder vote.  We believe each of these conditions exists and that a court would agree.

In order to insure that shareholders are not disenfranchised by the board, we recommend that shareholders instruct us not to present their proxies for the purpose of establishing a quorum unless (1) the board agrees to count the votes of all valid proxies as instructed or (2) a court resolves the dispute regarding the validity of the advance notice requirement.  Consequently, our proxy card provides an option to provide such an instruction.  Shareholders whose shares are held in street name can also ask their custodian for a legal form of proxy which they can then assign to any person of their choosing with instructions to present it or to decline to present it at the Meeting for the purpose of establishing a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, a representative of one of our general partners intends to nominate the six persons named below for election as Directors.  Each nominee has consented to being named in this proxy statement and to serve as a Director if elected.  Messrs. Goodstein and Samuels are the nominees for the seats that will be elected solely by shareholders of the APS.  There are no arrangements or understandings between BIGP or any partner of BIGP and any nominee in connection with the nominations nor do we know of any material conflicts of interest that would prevent any nominee from acting in the best interest of the Fund.  Please refer to the Fund’s proxy soliciting material for additional information concerning the election of Directors.

Name, Principal Business Address and Year Born	Principal Occupation and Business Experience During the Last Five Years; Current Directorships; Biographical Information

Phillip Goldstein Park 80 West Plaza Two, Suite 750 Saddle Brook, NJ 07663 1945	Since 1992, Mr. Goldstein has been an investment advisor and a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Offshore Ltd. and Full Value Special Situations Fund L.P. He has been a director of the Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001 and ASA Ltd since 2008.

Gerald Hellerman 5431 NW 21st Avenue Boca Raton, FL 33496 1937	Mr. Hellerman is a director of MVC Acquisition Corp. and is a director and Chairman of the Audit Committee of MVC Capital, Inc. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm’s inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc. (NYSE: MXE), and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and was a director and Chairman of the Audit Committee of AirNet Systems, Inc. until June 2008.

Rajeev Das Park 80 West Plaza Two, Suite 750 Saddle Brook, NJ 07663 1968	Principal of Bulldog Investors, a group of investment funds and Managing Member of the general partner of Opportunity Income Plus L.P.; Currently director of Mexico Equity and Income Fund, Inc. (since 2001) In 2006 served as director of Brantley Capital.

Andrew Dakos Park 80 West Plaza Two, Suite 750 Saddle Brook, NJ 07663 1966	Mr. Dakos is a self-employed investment advisor and a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Special Situations Fund L.P., and Full Value Offshore L.P. He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation since 2007.

Glenn Goodstein 2308 Camino Robledo Carlsbad, CA 92009 1963	Mr. Goodstein is a registered investment advisor and managing member of the general partner of Mercury Partners LP, an investment partnership. He is a director of Mexico Equity and Income Fund.

Steve Samuels Park 80 West Plaza Two, Suite 750 Saddle Brook, NJ 07663 1956	Mr. Samuels is a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Special Situations Fund L.P., and Full Value Offshore L.P.

None of our nominees is an interested person of the Fund nor does any nominee personally own any shares of the Fund except that as of June 6, 2008 (1) Mr. Goldstein and his wife jointly beneficially own 10,000 common shares which were purchased since February 14, 2008 and (2) Mr. Das and his wife beneficially own 1700 shares which were purchased between November 2007 and April 2008.  Clients of Mr. Goodstein own 2,811 common shares which were purchased between September 2000 and February 2002.  Each nominee other than Mr. Hellerman is a principal of one or more of the entities that are general partners of BIGP and the nominees collectively beneficially own approximately 1.4 million common shares of the Fund which were purchased since July 2007.  There have been no sales of shares by any of the aforementioned persons.

2

Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees except that only those proxies given by shareholders of the APS will be voted for. Messrs. Goodstein and Samuels

PROPOSAL 2: A RECOMENDATION TO CONVERT THE FUND INTO AN OPEN-END FUND.

The Fund’s common shares have long traded at a sizeable discount to net asset value.  In addition, shareholders of the Fund’s APS are suffering from illiquidity as a result of the breakdown of the auction mechanism.  Open-ending or liquidating the Fund would afford both classes of shareholders with an opportunity to realize the full value of their investment.  This proposal, if adopted, is not binding on the board.  Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of proxies.  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common and preferred shares for whom they hold shares of record.  We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation.  Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund.  Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate will be $75,000.  In addition, we may seek reimbursement from the Fund of any legal expenses necessary to resolve the aforementioned dispute about advance notice.

LITIGATION

On January 31, 2007 the Acting Director of the Securities Division of the Massachusetts Secretary of State (the “Securities Division”) filed a complaint against Bulldog Investors, Messrs. Goldstein, Samuels, Dakos and Das and certain related parties (the “Bulldog Parties”) alleging that they violated Massachusetts law by making information about certain unregistered investments available on their website and by sending material about such investments to an individual who requested such material.  On October 17, 2007 the Secretary issued a cease and desist order based on the same allegations and ordered that a fine be imposed on the Bulldog Parties of $25,000, but stayed the imposition of sanctions until the Massachusetts Superior Court issued a ruling on the Bulldog Parties’ motion described in the next paragraph.  On November 15, 2007 the Bulldog Parties filed a timely appeal in Massachusetts Superior Court of the Secretary’s October 17, 2007 order.

3

On March 23, 2007 the Bulldog Parties filed a lawsuit in Massachusetts Superior Court to enjoin the aforementioned enforcement action on, among others grounds, that it violates the Bulldog Parties’ right of free speech under the First Amendment to the Constitution.  On December 21, 2007 the Massachusetts Superior Court ruled that information communicated by the Bulldog Parties “has not been shown to be either misleading or related to unlawful activity” but denied the Bulldog Parties’ motion for a preliminary injunction because “the Court is not in the position of evaluating evidence and making ultimate findings as it would do after trial.”  On January 18, 2008 the Bulldog Parties filed a notice of appeal with the Massachusetts Superior Court of that Court’s denial of their motion for a preliminary injunction.  Any appeal from a ruling of the Massachusetts Superior Court would first be decided by the Appeals Court of Massachusetts or, at its option, by the Supreme Judicial Court of Massachusetts.  The Bulldog Parties also intend to pursue their First Amendment Claim at trial.  On March 25, 2008 the Bulldog Parties filed an amended complaint in Massachusetts Superior Court to include a claim that the Secretary does not have personal jurisdiction over them.  On April 4, 2008 the Secretary filed a motion to dismiss the Bulldog Parties’ claim of lack of personal jurisdiction.

BIGP is the soliciting person.  As of June 6, 2008, BIGP’s general partners and its affiliated persons beneficially owned approximately 1.4 million common shares of the Fund, all of which were purchased between since July 2007.

June 13, 2008

4

PROXY CARD

This proxy is solicited in opposition to the Board of Directors of Insured Municipal Income Fund Inc. (the “Fund”) by Bulldog Investors General Partnership (“BIGP”) for the Fund’s 2008 Annual Meeting of Shareholders (the “Meeting”).  The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos and each of them, as the undersigned’s proxies, with full power of substitution, to attend (or decline to attend) the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an “x” in the appropriate ☐.)

1.	ELECTION OF SIX DIRECTORS (NOTE: ONLY PREFERRED SHAREHOLDERS MAY VOTE OR WITHHOLD AUTHORITY FOR MR. GOODSTEIN OR MR. SAMUELS)

☐ FOR ANDREW DAKOS	☐ WITHHOLD AUTHORITY

☐ FOR PHILLIP GOLDSTEIN	☐ WITHHOLD AUTHORITY

☐ FOR GERALD HELLERMAN	☐ WITHHOLD AUTHORITY

☐ FOR RAJEEV DAS	☐ WITHHOLD AUTHORITY

☐ FOR GLENN GOODSTEIN (Preferred Only)	☐ WITHHOLD AUTHORITY

☐ FOR STEVE SAMUELS (Preferred Only)	☐ WITHHOLD AUTHORITY

2.	A RECOMENDATION TO CONVERT THE FUND INTO AN OPEN-END FUND

FOR ☐	AGAINST ☐	ABSTAIN ☐

SPECIAL INSTRUCTION: THIS PROXY MAY ONLY BE USED TO ESTABLISH A
QUORUM IF IT IS VOTED AS INSTRUCTED AND COUNTED.

YES ☐                                                                                  NO ☐

Please sign and date below.  Your shares will be voted as directed.  If no direction is made, this proxy will be voted FOR the election of the nominees named above, FOR Proposal 2 and YES on the special instruction to condition presenting it to establish a quorum on it being voted as instructed and counted.  The undersigned hereby acknowledges receipt of the proxy statement dated June 13, 2008 of BIGP and revokes any proxy previously executed.

Signature(s)___________________________________	Dated: _______________